UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2015

TRINET GROUP, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36373	95-3359658
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 San Leandro Blvd., Suite 400 San Leandro, CA	94577
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (510) 352-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2015 Base Salaries and Executive Bonus Plan

On March 5, 2015, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of TriNet Group, Inc. (the “Company”) approved the Company’s 2015 executive bonus plan and the following 2015 annual base salaries and target bonus opportunities under the Company’s 2015 executive bonus plan for the Company’s named executive officers (as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission) effective as of April 1, 2015:

Named Executive Officer	Title	2015 Base Salary	2015 Target Bonus Opportunity
Burton M. Goldfield	President and Chief Executive Officer	$725,000	$725,000
William Porter	Vice President and Chief Financial Officer	$410,000	$300,000
Gregory L. Hammond	Executive Vice President and Chief Legal Officer	$310,000	$160,000
John Turner	Senior Vice President of Sales	$350,000	$350,000

The Company’s 2015 executive bonus plan is substantially similar to the Company’s previously-disclosed executive bonus plan. Under the Company’s 2015 executive bonus plan, annual variable cash compensation is awarded based on company-wide financial goals for Net Service Revenues and Adjusted EBITDA and individual and departmental performance metrics selected by the Compensation Committee. Net Service Revenues and Adjusted EBITDA are key performance measures used by the Company that are not calculated in accordance with U.S. generally accepted accounting principles. A description of how these measures are calculated can be found in the Company’s most recent periodic report filed with the Securities and Exchange Commission. Each named executive officer is assigned a target cash bonus, expressed as a fixed dollar value. Actual bonuses under the executive bonus plan will be determined by reference to a matrix to measure the effects of overachievement or underachievement, as follows:

•	For each 1.5% increase or decrease in actual Net Service Revenues against the goal, there is a corresponding 10% increase or decrease in the amount of the cash bonus (or 15% for Mr. Turner); and

•	For each 0.8% increase or 1.0% decrease in actual Adjusted EBITDA against the goal, there is a corresponding 10% increase or decrease in the amount of the cash bonus (or 15% for Mr. Turner).

No bonus will payable under the 2015 executive bonus plan if the Company achieves less than 92.5% of the 2015 target Adjusted EBITDA as a percentage of 2015 Net Service Revenues. Further, no bonus amount will be payable if the Company achieves less than 50% of target Net Service Revenues (40% for Mr. Turner). The maximum bonus amount payable will be 200% of target (235% for Mr. Turner).

In addition to financial metrics, annual variable compensation for the Company’s named executive officers takes into account that executive’s achievement against his management business objectives (“MBOs”). Mr. Goldfield’s and Mr. Porter’s bonuses will be determined 75% on financial metrics and 25% on achievement against their MBOs. Mr. Turner’s and Mr. Hammond’s bonuses will be determined 50% on financial metrics and 50% on achievement against MBOs.

Equity Awards

On March 5, 2015, the Compensation Committee awarded the following options to purchase the Company’s Common Stock (“Options”), time-based restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”) to the Company’s named executive officers listed below under the Company’s 2009 Equity Incentive Plan, with a date of grant of March 5, 2015:

Named Executive Officer	Title	Maximum number of shares issuable upon exercise of Options	Maximum number of shares issuable upon settlement of RSUs	Target number of shares issuable upon settlement of PSUs
Burton M. Goldfield	President and Chief Executive Officer	86,078	34,816	34,816
William Porter	Vice President and Chief Financial Officer	27,053	10,943	10,943
John Turner	Senior Vice President of Sales	24,594	9,948	9,948

The Options give the recipient the right to purchase shares of the Company’s Common Stock at an exercise price of $33.51, the fair market value of one share of the Company’s Common Stock on the date of grant. The RSUs give a recipient the right to receive shares of the Company’s Common Stock on the settlement date. Vesting occurs at the rate of 1/16th of the shares subject to each RSU and Option on the 15th day of the second month of each calendar quarter following the grant date, subject to the recipient’s continued employment through each such vesting date. The first vesting date will be May 15, 2015. Options and RSUs are also subject to potential acceleration of vesting as provided in the recipient’s previously disclosed employment agreement with the Company, or any applicable severance arrangement sponsored by the Company.

The PSUs give a recipient the right to receive shares of the Company’s Common Stock based on the extent to which the Company meets or exceeds certain cumulative annual growth rate targets for Net Service Revenues for 2015, 2016 and 2017 set by the Compensation Committee, subject to the recipient’s continued employment through each performance determination date. In the event of a change in control, notwithstanding any acceleration provisions contained in a recipient’s employment or severance agreement with the Company, the Company’s performance for such fiscal year will be measured as of the date of the change in control, and the recipient will be credited with the number of shares to which he is entitled based on such year-to-date performance, and the remaining target number of shares subject to the PSU award (the “Remainder PSUs”) will vest quarterly over the remainder of the 3-year performance period, subject only to the recipient’s continued employment with the Company or its successor. In addition, in the event the recipient’s employment is terminated without cause or the recipient resigns for good reason in connection with or within 12 months following the change in control, any Remainder PSUs shall accelerate in full as of the termination date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TriNet Group, Inc.

Date: March 11, 2015	By:	/s/ Gregory L. Hammond
Gregory L. Hammond
Executive Vice President and Chief Legal Officer

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